For period ending October 31, 2003
	Exhibit 77Q(2)

File number 811-7540


Global High Income Dollar Fund Inc.

Section 16 (a) Beneficial Ownership Reporting Compliance

	An initial report under Section 16(a) of the Securities Exchange Act of 1934 was not timely filed for Mr. Joseph A. Varnas, president of the registrant. This delayed report did not involve any transactions in the registrant's common stock but rather related to his election as an officer.


Global High Income Dollar Fund Inc.